EXHIBIT 99.1

Mohsen Sohi Appointed to Hayes Lemmerz’ Board of Directors

Northville, MI (June 07, 2004) — Hayes Lemmerz International, Inc. (NASDAQ: HAYZ) announced that it has named Mohsen Sohi to its Board of Directors. Mr. Sohi is the President and CEO of Freudenberg-NOK. Prior to joining Freudenberg, Mr. Sohi was employed by NCR Corporation from 2001 until 2003. Mr. Sohi’s last position with NCR was as the Senior Vice President, Retail Solutions Division. Before serving NCR in this position, Mr. Sohi spent more than 14 years at AlliedSignal, Inc. and its post-merger successor, Honeywell International Inc. From July 2000 to January 2001, he served as President, Honeywell Electronic Materials. From August 1999 to July 2000, Mr. Sohi was President, Bendix Commercial Vehicle Systems, at AlliedSignal. Prior to that, from 1997 to August 1999, he was Vice President and General Manager, Turbocharging Systems, and from 1995 to 1997, he was Director of Product Development and Technical Excellence, at AlliedSignal.

Mr. Sohi received his Bachelor of Science degree in Mechanical and Aerospace Engineering from the University of Missouri, a Doctor’s of Science degree in Mechanical Engineering from Washington University and a Master’s in Business Administration from the University of Pennsylvania’s Wharton School of Business.

There are eight directors currently on Hayes Lemmerz’ Board of Directors. In making the announcement, Hayes Lemmerz’ President, CEO and Chairman of the Board Curtis Clawson said, “Mohsen’s extensive industry experience, proven leadership skills and strong technology background will be an important complement to our Board.”

Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 44 plants and approximately 11,000 employees worldwide.

Contact:

Marika P. Diamond
Hayes Lemmerz International, Inc.
(734) 737-5162